NI Holdings, Inc. Reports Results for Third Quarter Ended September 30, 2023

FARGO, North Dakota, November 7, 2023 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the quarter ended September 30, 2023.

Summary of Third Quarter 2023 Results

(All comparisons vs. the third quarter of 2022, unless noted otherwise)

•	Direct written premiums of $81.2 million, flat to prior year, driven by increases in Non-Standard Auto (17.9%), Private Passenger Auto (10.4%) and Home and Farm (7.1%), offset by a decrease in Crop.
•	Net earned premiums of $90.8 million, up 1.4%.
•	Combined Ratio of 102.0% versus 114.4%, driven by lower weather-related losses in Home and Farm, lower loss frequency in Private Passenger Auto, and favorable crop growing conditions, offset by further reserve strengthening in Non-Standard Auto and Commercial to address elevated liability loss severity and the continued impact of higher inflationary-related loss costs.
•	Net investment income of $2.8 million versus $2.0 million and net investment loss of $1.2 million versus $2.9 million, driven by higher fixed income reinvestment rates and more favorable year-over-year equity market conditions.
•	Earnings per share of $0.01, compared to loss per share of $0.47.
•	The Company repurchased 310,385 shares of common stock at an average price of $12.86 per share for a total of $4.0 million.

	Three Months Ended September 30,			Nine Months Ended September 30,
Dollars in thousands, except per share data (unaudited)	2023	2022	Change	2023	2022	Change
Direct written premiums	$81,223	$81,147	0.1%	$316,029	$301,642	4.8%
Net earned premiums	$90,770	$89,532	1.4%	$262,543	$243,615	7.8%
Loss and LAE ratio	70.0%	88.1%	(18.1 pts)	76.1%	93.5%	(17.4 pts)
Expense ratio	32.0%	26.3%	5.7 pts	33.2%	30.0%	3.2 pts
Combined ratio	102.0%	114.4%	(12.4 pts)	109.3%	123.5%	(14.2 pts)
Net income (loss) attributable to NI Holdings	$231	($9,985)	NM	($12,101)	($53,986)	NM
Return on average equity	0.4%	(15.4%)	15.8 pts	(6.7%)	(24.3%)	17.6 pts
Basic earnings (loss) per share	$0.01	($0.47)	NM	($0.57)	($2.53)	NM
					NM = Not meaningful

Management Commentary

“During the third quarter, we began to benefit from our significant rate and underwriting actions implemented earlier this year, with our profitability showing improvement over the prior year,” said Michael J. Alexander, President, and Chief Executive Officer. “We certainly benefited from avoiding catastrophe losses during 2023, which allowed our Home and Farm segment to return to expected profitability, along with strong results from our multi-peril crop business. Although we are pleased with our progress and return to profitability, we continue to be challenged by the ongoing effects of elevated loss cost inflation impacting our industry. Our Non-Standard Auto and Commercial segments both experienced unfavorable prior year reserve development, driven by elevated loss severity as a result of inflation and other challenging market conditions. To that end, we remain focused on pursuing continued aggressive rate and underwriting actions, along with other strategic measures to improve our overall risk profile across all lines of business. Our results continue to be positively impacted by our investment portfolio, which is producing steadily rising returns, due to higher reinvestment rates and more favorable market conditions.

Overall, we remain positive regarding the outlook for our business, and our ability to execute the actions necessary to provide our shareholders with appropriate returns over time.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company and Primero Insurance Company, and its affiliate Battle Creek Mutual Insurance Company; Direct Auto Insurance Company; and Westminster Insurance Company.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of pricing and underwriting changes on operating results, our ability to achieve returns for our shareholders, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Seth Daggett

Executive Vice President, Treasurer and Chief Financial Officer
701-298-4348
IR@nodakins.com